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Exhibit 23.1 - Consent of Ernst & Young LLP, Independent Auditors

         We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 expected to be filed on or about October 3, 1995 pertaining to the option agreement dated July 21, 1993 entered into by Ingles Markets, Incorporated with Robert P. Ingle and to the incorporation by reference therein of our report dated November 17, 1994, with respect to the consolidated financial statements and schedules of Ingles Markets, Incorporated included in its Annual Report (Form 10-K) for the year ended September 24, 1994, filed with the Securities and Exchange Commission.




                                                         ERNST & YOUNG LLP


Greenville, South Carolina
October 2, 1995